Final Transcript

Conference Call Transcript PWAV - Q1 2009 Powerwave Technologies Earnings Conference Call Event Date/Time: May 04, 2009 / 09:00PM GMT

CORPORATE PARTICIPANTS

Tom Spaeth

Powerwave Technologies - Treasurer

Kevin Michaels

Powerwave Technologies - CFO

Ron Buschur

Powerwave Technologies - President, CEO

CONFERENCE CALL PARTICIPANTS

Kim Watkins

JPMorgan - Analyst

Rich Valera

Needham & Co. - Analyst

Ken Muth

Robert W. Baird & Co. - Analyst

Nathan Johnsen

Pacific Crest Securities - Analyst

Philip Grass

Symphony Asset Management - Analyst

Amir Rozwadowski

Barclays Capital - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2009 Powerwave Technologies earnings conference call. I will be your operator for today's call. At this time, all participants are in a listen-only mode.

We will be conducting a question-and-answer session towards the end of the conference. (Operator Instructions) I would now like to turn the presentation over to your host for today's call, Mr. Tom Spaeth, Treasurer. Please proceed, sir.

Tom Spaeth - Powerwave Technologies - Treasurer

Good afternoon, and welcome to Powerwave Technologies first quarter 2009 financial results conference call. I am Tom Spaeth, Powerwave's Treasurer. Joining us on today's call will be Ron Buschur, President and Chief Executive Officer; and Kevin Michaels, Chief Financial Officer.

Before starting, I would like to point out that various remarks we make about future expectations, plans and prospects for Powerwave, including but not limited to, anticipated revenues and revenue growth rates, operating margins, gross profit margins, earnings per share levels, cash flow projections, revenue composition, improvements in cost structure, cost savings related to our facility consolidations, future cost savings related to our cost reduction activities, demand levels for the Company's product lines, projected growth in market share, trends in the wireless infrastructure market, the timing of product deliveries and future orders, the timing of any proposed staff reductions, common stock prices, debt purchases, the success of new products, expense levels, capital expenditure rates, inventory turns, tax rates and days sales outstanding are all forward-looking statements.

These statements are subject to numerous risks and uncertainties that could cause Powerwave's actual results to be materially different from those projected or implied.

Some of the risks and uncertainties include our ability to accurately forecast and anticipate customer orders, realize anticipated cost savings and synergies, the negative impact on demand for our products due to the macroeconomic environment and worldwide credit tightening, reduced demand due to industry consolidation among our major customers, fluctuations in foreign currencies and the ability to accurately forecast cash flows and credit collections, the impact of competitive products and pricing, economic and political conditions and the loss of one or more significant customer accounts.

Please refer to our press release, Powerwave's current Form 10-K for the fiscal year ended December 28, 2008 and other filings which are on file with the Securities and Exchange Commission for additional information on factors which could cause our actual results to be different from those projected or implied.

In addition, on this call, we will discuss non-GAAP financial information. A reconciliation of the non-GAAP financial information to our financial statements as prepared under GAAP is included in our press release dated today, which can be found on our Web site at powerwave.com and on Business Wire. The press release also has detailed information concerning several of the significant items impacting our results, and we urge you to review that information.

Now I'm going to turn the call over to Kevin Michaels, Powerwave's Chief Financial Officer.

Kevin Michaels - Powerwave Technologies - CFO

Thank you, Tom. With all of the risk factors in mind, I'd like to start by reviewing our financial results, which are also summarized in our press release. Net sales for the first quarter of 2009 were $149.7 million, and we reported a GAAP net loss of $2.1 million, which equates to a net loss of $0.02 per share.

This loss includes $2.9 million of restructuring and impairment charges, and $1 million of non-cash and intangible asset amortization related to our prior acquisitions. These charges and amortization totaled approximately $3.9 million for the first quarter. Offsetting these expenses was a gain of $4 million from the retirement of a portion of our outstanding long-term debt.

On a pro forma basis, excluding the restructuring and impairment charges, the intangible asset amortization and the gain on the repurchase of a portion of our debt, we generated a pro forma net loss of $700,000 which equates to a pro forma net loss of $0.01 per share. I want to note that included in both our GAAP and pro forma results is the impact of approximately $900,000 of pre-tax stock-based compensation expense due to SFAS 123R, almost all of which is included in operating expenses.

Excluding this expense from our reported results adds approximately $0.01 to EPS for both GAAP and pro forma results. This is the same impact as in the prior-year period.

On a geographic basis, our total Americas revenue for the first quarter of 2009 was approximately $35.6 million or 24% of revenue. Our total Asian sales were approximately $58.5 million or 39% of revenue, and our total European and other international revenues were $55.6 million or approximately 37% of revenue.

As we had predicted in our last conference call, we experienced significant revenue slowdowns during the first quarter in all regions we serve, and our total revenue declined 17% from the fourth quarter of 2008. Clearly, our business, like most industries, has been directly impacted by the global economic crisis. In the first quarter, our antenna systems product group sales totaled $35.8 million or 24% of total revenue.

Base station subsystem sales totaled $102.4 million, or 68% of revenue, and coverage solution sales totaled $11.5 million or 8% of revenue. Our total 3G related sales were approximately $58.3 million or 39% of our total revenue. Our 2G and 2.5G related sales were approximately $78.6 million, or 52% of revenue, and our WiMAX sales were approximately $12.8 million or 9% of revenue.

These are approximately the same percentage breakdowns as in the fourth quarter, with the exception that we did see some growth in our WiMax business during the first quarter. In terms of our customer profile in the first quarter, total OEM sales accounted for approximately 64% of our total revenue and direct operator sales accounted for approximately 36%.

Moving on to gross margins on a GAAP basis, our total consolidated gross profit margin was 21.9% in the first quarter. In our press release on page three, there is a table with a reconciliation of the various factors impacting our gross margin for the quarter.

On a pro forma basis, excluding restructuring and impairment charges and non-cash intangible asset amortization totaling $2 million, our total gross profit margin was 23.2%. We believe that our improved first quarter gross margin is a result of our extensive restructuring efforts over the last two years. As we have consolidated and streamlined our manufacturing footprint and operations over this period, we are continuing to see the benefits in our gross margin.

I would like to note that our gross margin actually increased on both a GAAP and pro forma basis from the fourth quarter of 2008 when our adjusted pro forma gross margin was 21.3% versus the first quarter of 2009's pro forma gross margin of 23.2%.

Next I'll review our operating expenses for the first quarter. Our sales and marketing expenses were $9.7 million. Research and development expenses were $15.1 million, and G&A expenses were $12.1 million. On a pro forma basis, which excludes restructuring impairment charges and intangible amortization for the first quarter, our total operating expenses equaled approximately $37 million, which is a $5 million reduction from the fourth quarter of 2008.

As we stated last quarter, we are driving to reach a quarterly pro forma operating expense target of $35 million for the second half of this year. We continue to believe that we will achieve this target, and we remain committed to our cost reduction plans. In terms of other income and expense, we recorded a total of approximately $5.4 million of other income in the first quarter of 2009.

There are two main contributors to this income. The first is a gain of approximately $4 million that we generated from repurchasing approximately $5.4 million par value of our outstanding 1.7/8% convertible notes during the quarter. The second item is our foreign exchange translation for the quarter, which resulted in a gain of approximately $2.8 million. These gains were slightly offset by our interest expense during the quarter.

Our first quarter tax rate was impacted by some minor tax payments and the valuation allowances on our deferred tax assets. While we will continue to evaluate our future tax rate based on our diverse international valuations, we estimate that our effective worldwide tax rate will be between approximately 10% to 15% for 2009. I want to stress that this estimate will fluctuate based upon our actual results.

Next I'd like to review our balance sheet. Total cash at March 29, 2009 was approximately $55.4 million, of which $2.8 million is restricted cash. Cash flow from operations was approximately $6.5 million, and our total capital spending was approximately $1.7 million in the quarter. Our net inventory was $72.9 million, which is a reduction of $8.2 million, or 10% from the fourth quarter of 2008.

For the first quarter of 2009, our net inventory of $72.9 million represents inventory turns of approximately 6.3 times. We remain extremely focused on maintaining and improving our industry-leading inventory turns. Our total accounts receivables decreased to $178.1 million while our AR days sales outstanding remained at approximately 108 days which is the same as in the fourth quarter.

As you would expect, in the current macroeconomic environment some of our customers are continuing to stretch out their payment cycles. We are working diligently to reduce down our days sales outstanding and we continue to carefully monitor our customers from a credit perspective. Before turning the call over to Ron, I'd like to remind our investors that we believe they are better served by focusing on long-term trends as opposed to the short-term volatility that is inherent in the markets we compete in.

In terms of 2009, given the continuing uncertainty within the global macroeconomic environment, we are not currently providing annual guidance. As we continue through this year, assuming that the markets further stabilize, we hope to then be able to provide more specific guidance for the year.

Looking at the second quarter, we would urge caution in utilizing any forecasts that are being given. We are aware of several groups commenting that they believe the bottom was reached in the first quarter, and they are projecting solid growth throughout the rest of the year. We believe that given the depth of this economic crisis, we should maintain a much more conservative outlook.

While we do see some encouraging signs of growth in various markets this quarter, there continues to be limited credit availability in several markets, slower capital spending in several regions, and continuing risks that macroeconomic issues will impact future demand. From this conservative standpoint, we note that traditionally the second quarter of the year has usually been up sequentially from the first quarter anywhere from 5% to 10%.

While these are historical targets and not necessarily reflective of the current environment, this is the best information we can provide at this time. With that, I'd like to turn the call over to Ron Buschur, Powerwave's President and Chief Executive Officer.

Ron Buschur - Powerwave Technologies - President, CEO

Thank you, Kevin, and good afternoon, everyone. I'd like to share with you some highlights from our first quarter, and then I will review the current outlook for the wireless infrastructure.

As we noted last quarter, Powerwave's business was impacted by a reduction in demand across our global customer base in the first quarter. I do not believe that this was unique only to Powerwave Technologies or the wireless infrastructure industry, but was the case in almost all other businesses throughout the world. With that being said, we did see strength in the Asian market, particularly in the direct operator sales in China.

However, this was -- this increase was offset by the reduced demand across many of our OEM customers, who clearly are also being impacted by the macroeconomic issues. If I look at our customer mix in the first quarter, we increased our direct network operator business to 36% of the total revenue, compared to 30% in the fourth quarter. I'm also pleased to report that we once again significantly lowered our operating expenses.

In the first quarter, we reduced our quarterly expenses by over $5 million from the fourth quarter in 2008 and by over $10 million when compared with the first quarter of 2008. We also achieved sequential improvements in our gross margins in the first quarter which increased to 23.2%, compared to 21.3% in the fourth quarter.

As we discussed last quarter, we have been executing on our restructuring plans over the last two years with a focus on consolidating and simplifying our manufacturing operations, to reduce our overhead cost and creating a lower operating cost model. We have accomplished this goal by reducing our manufacturing footprint from eight sites to three, and reducing our engineering centers from eight locations to five.

We are continuing to invest in key resources and development programs and solutions which will enhance our prospects and technological leadership position. While we still have work ahead of us, with our existing focus on operational efficiencies and cost controls we believe that we are well ahead of the competition in terms of streamlining and reducing our cost structure.

For the first quarter of 2009, we reported a pro forma $0.01 per share loss. This effective breakeven was due to the activities I just reviewed and, I believe demonstrates the leverage and the upside potential in our operating model. Now I want to take a look at our future plans and provide you with what we are focused on today in this difficult environment.

We have set quarterly operating expense targets of approximately $35 million for the second half of this year, and we believe we are well on our way of attaining this goal. This has significantly lowered our operating breakeven targets throughout this year and will continue to help improve our profitability.

In addition, we are focusing on expanding our customer base and utilizing our RF capabilities in other new vertical markets while we continue to drive to gain market share in our existing core business. We are extremely focused on reducing our overall cost structure and manufacturing by improving our productivities, efficiencies, yields, cycle times and better capital utilization.

The team continues to focus on supply chain management, such as rationalizing and simplifying our supply chain, shortening our lead times, cycle times and reducing our inventory levels, as well as reducing the number of suppliers in our enterprise. We believe that these efforts combined with our previous actions will further leverage and reduce our overall operating cost as well as help improve our cash generation from our operations.

Now looking at the industry, we do believe that there continues to be long-term drivers that will create additional demand for our products, solutions and services. As we look over the year, we believe that the long-term demand for wireless services, especially data-driven demand, will continue to increase and create demand for additional infrastructure spending which will benefit Powerwave's business.

We continue to believe that the wireless network operators throughout the world are looking for ways to improve their network performance more cost effectively using solutions like the ones Powerwave Technologies provide. Clearly, we believe that Powerwave has one of the strongest product portfolios, the best personnel and engineering resources; this along with one of the most leading edge technology solutions for the next generation of products.

We remain committed to improving Powerwave's profitability and performance in 2009 which will generate the level of shareholder value you deserve. I would now like to turn the call over to the operator and address any questions you may have.

Tom Spaeth - Powerwave Technologies - Treasurer

Yvette, if you could poll for the questions, please?

QUESTION AND ANSWER

Operator

Sure. (Operator Instructions) Your first question comes the line of Mike Walkley with Piper Jaffray. Please proceed.

Charles Unidentified - Piper Jaffray - Analyst

Thanks. This is Charles sitting in for Michael Walkley. Hi, Kevin and Ron.

Ron Buschur - Powerwave Technologies - President, CEO

Hello.

Charles Unidentified - Piper Jaffray - Analyst

Thanks for taking my questions. Just a few for me. Obviously, a tough macro out there, but China seems to be the bright spot. So it would be helpful if you could just comment on maybe how well you think you're positioned within China and what the competitive landscape looks like for you in terms of pricing and maybe just the level of visibility you have there in general?

Ron Buschur - Powerwave Technologies - President, CEO

Okay. Certainly the APAC region has been very strong, China especially, with China Unicom, and China Mobile has been good for Powerwave this previous quarter, and we see good trends, looking forward in that region.

And we are seeing some healthy signs in other parts of the continent as well, looking over towards the Middle East. So visibility, I won't say, is great at this point, but it is improving. And looking at the pricing, economic environment, we don't see anything out of the ordinary as far as pricing pressure or any concerns around the pricing. It's still a very competitive marketplace, but nothing out of the ordinary.

Charles Unidentified - Piper Jaffray - Analyst

Any thoughts just in share gains relative to some of the incumbent Chinese players like the Combas or the Gren Techs or maybe some of the regional guys who you have close relationships with Huawei or ZTE

Ron Buschur - Powerwave Technologies - President, CEO

Well, obviously, from Powerwave's perspective, as you know, our strategy is to have a dual sourcing strategy direct with the operator as well as having our products pulled through the OEMs. So we're very pleased to have increased sales with the direct operators there in China. So that's a real advantage.

We want to continue to focus on that. As far as market share, it's difficult to tell what the market shares are of some of those Asian suppliers because, one, they're not public, and, two, they typically don't break out their customer base on a percent basis, given on a product segment like we would do or some of our competitors would do. So it's a little more difficult. But we certainly think we've been able to pick up and gain a little bit of market share in that region.

Charles Unidentified - Piper Jaffray - Analyst

And just looking at some of the trends in the EMEA region, maybe if you could share what your expectations are from carriers in this region, and you had talked about capital constraints, I think you had alluded to that a few quarters ago. Has that played out entirely or are you still seeing some of its impacts on auto trends from some of your customers there?

Ron Buschur - Powerwave Technologies - President, CEO

No, the EMEA region is certainly a little slower than what we would like to see. It's not anything that we have not projected or predicted. It's just we were hoping to see things pick up there, and they have not. So what we have to do is shift our efforts and our focus into the regions that are spending and try to capitalize and gain a little bit more market share in those regions.

And when the EMEA region picks back up and they start spending, I think we're well positioned there with our relationships and our products. So we have to be a little bit patient there until the market returns.

Looking at some of the other segments that we focus on, clearly, if you focused on North America, we're seeing some signs that things are slightly improving here as well.

Charles Unidentified - Piper Jaffray - Analyst

Okay. Great. Thanks a lot, guys.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Kim Watkins with JPMorgan. Please proceed.

Kim Watkins - JPMorgan - Analyst

Thanks. Hi, guys. I wanted to see if you could comment a little on linearity throughout the quarter and if you saw any differences in demand or orders throughout the three months? And maybe if you could comment on what you're seeing so far in April?

Kevin Michaels - Powerwave Technologies - CFO

Sure. I would say it was traditional, back-end loaded. The activity really started to improve toward the end of the quarter, which isn't unusual. That also being said, I think from what's going on with the economic perspective, I think all industries saw a very slow January and February. So we were no different than that.

Certainly things have improved some, but we're still a long ways away from where we were even a year ago. So it's still a cautious environment out there. I think, as we noted there's still a number of regions where there are capital constraints, there are financing issues. Eastern Europe is a prime example of that. So from a global perspective, I think there are a lot of reasons to be cautious. But we certainly have seen an improvement.

Kim Watkins - JPMorgan - Analyst

Okay. And did that continue on in, let's say in April, the first month of your second quarter?

Kevin Michaels - Powerwave Technologies - CFO

Well, we'll not get down to specifics there. I'll just say overall the environment has improved some, but we'll leave it at that.

Kim Watkins - JPMorgan - Analyst

Okay, got it. I also wanted to talk a little bit about gross margin. I was particularly impressed by the fact that gross margin improved sequentially with the decline in revenue. I know in the past, you've talked about getting into a mid to high-20s with margin. Do you think it's possible to achieve that level, let's say, at the revenue level or slightly higher, or kind of what is your target there as we move throughout the year?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think -- I think as we've even stated last quarter, that's still our long-term target. Obviously, I think at this stage we think its achievable at a higher revenue rate, but all the efforts -- and, Kim, you've been following us -- you know all the efforts we've been doing, they're starting to pay some benefits for us. We have seen improvement here. Clearly, we think long term that we should see some stronger revenue, we should be able to get back to that kind of mid to high-20s gross margin target. That continues to be our longer-term target.

Kim Watkins - JPMorgan - Analyst

Okay. But no commitments in terms of that happening in the near term versus --

Kevin Michaels - Powerwave Technologies - CFO

At this point, I mean, we're not giving a forecast on particular revenues, so I'd hold off on that. You know, we think that there's -- depending on how the markets go. We're just uncomfortable predicting farther out here.

Kim Watkins - JPMorgan - Analyst

Okay, and then my last question, I noticed some -- and, Kevin you also mentioned this in your commentary -- that WiMAX picked up a little bit, sequentially actually quite a lot on a percentage basis. Can you give us some additional color on the regions where you've seen that pick up? Is that in North America in particular? Have you seen that outside of the U.S.? Can you talk about that for a minute? That would be helpful.

Ron Buschur - Powerwave Technologies - President, CEO

Yes, Kim. This is Ron. We've seen an improvement in the APAC region as well as the North American continent with WiMAX deployments and our sales of our remote radio heads and our complete solution for WiMAX. So it's encouraging to see it in multiple locations. I'm hoping that we can expand that possibly to other regions as well in the very near future.

Kim Watkins - JPMorgan - Analyst

Okay. Thank you.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Rich Valera with Needham & Company. Please proceed.

Rich Valera - Needham & Co. - Analyst

Thank you. Kevin, I was wondering how we should think about cash from Ops going forward? You did a really nice job working down the inventory and receivables this quarter, which I think would be tougher to do going forward particularly if revenue goes up. And then your payables did come down very sharply. I'm wondering if you could actually maybe bump them up to generate some cash? I'm just wondering how you are thinking about cash from Ops maybe over the next couple of quarters?

Kevin Michaels - Powerwave Technologies - CFO

I can tell you, from our internal perspective, we're focused on positive cash flow. We believe we'll continue to -- our goal is to continue to execute positive cash flow over the next few quarters. I think -- we think that there are opportunities in our receivables. They've stayed kind of on -- on a turns basis they've stay kind of flat. Clearly, in this environment, people are pushing stuff out as we've discussed.

But we do think there are opportunities to have some improvement there. We're focused on that. We think we can continue to manage our inventory turns back to a higher level even as inventory ramps back up, if demand ramps back up. So that's our strategy.

We think, combined with those areas, we should be able to manage the business to generate some positive cash flow. We don't have -- we're not spending a lot on capital. We don't have much spending going out. That's our target. That's what we're driving towards.

Ron Buschur - Powerwave Technologies - President, CEO

And when you look a little bit, Rich, on what we've been focusing on, as Kevin said, our inventory turns aren't where I'd like to see them, even though, I think, from an overall industry standpoint, they're probably leading, I still believe we can get back to the eight to 10 turns out of our operations and help improve the cash flow as well. So that is going to be a continued focus, as Kevin has outlined.

Rich Valera - Needham & Co. - Analyst

Great. And then, I was wondering how we should think of the sequential trajectory in gross margin and OpEx. If your revenue does go up in line with historical seasonal trends, you'd have a little better revenue base in the second quarter and, presumably, maybe impact of even more restructuring.

So I am wondering if we should think of gross margin flat to slightly up, and should OpEx tick down a bit toward your goal of $35 million in the second half?

Kevin Michaels - Powerwave Technologies - CFO

Yes. I think we're on a path to get to that $35 million in OpEx for the second half. So we're kind of on that path. Even if revenue grows we're pretty committed to that path. So we think we'll see some further improvements there. On the margin, I'd be kind of -- right now I'd be kind of flat maybe. It depends on where revenue comes in. If it came in very strongly it would be up some. But I think flat -- your guidance is kind of flat to up, is probably accurate.

Rich Valera - Needham & Co. - Analyst

That's helpful. And just wondering how you're thinking about market share overall. Looking at both your direct carrier and the OEM business, do you feel like you're holding your own with respect to market share during this downturn? Any commentary you can give on that would be helpful?

Ron Buschur - Powerwave Technologies - President, CEO

Yes, rich. This is Ron. I believe we've done a pretty good job of maintaining our market share with our OEM customers as well as trying to even pick up a little bit of market share in the APAC region and the Middle East in markets that we've never participated previously to any large contribution to our revenue past.

So I feel good about that. Looking at product sets, I think we've introduced enough new products into the market that it has really sparked some interest in some of these emerging regions and with some of the operator customers that should benefit us here as we go forward.

Rich Valera - Needham & Co. - Analyst

Great. That's helpful. Thanks, guys.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

Your next question comes from the line of Ken Muth with Robert Baird. Please proceed.

Ken Muth - Robert W. Baird & Co. - Analyst

Hi, guys. I was just hoping you could give us a little bit of overview on the balance sheet as you've kind of taken your breakeven down here, how you guys are looking out the next couple quarters on balance sheet and any other incremental ability to buy back some of the converts?

Kevin Michaels - Powerwave Technologies - CFO

Sure, Ken. I mean, I think our first and foremost is we're trying to generate positive cash flow. And we think we will over time and that will provide us some more cash. Clearly, we have some real estate for sale and those things. In this environment you can't count on timing of those and whether they'd even be able to be a transaction. We've had them out there for awhile.

But if we're able to execute on some of those deals, we can get some additional cash there. Then we keep looking for opportunities. We do believe, over time, the markets -- the financing markets will stabilize, and we'll look at opportunities when those become available.

I think, if you noticed, we replaced our credit line, put a new credit line in. It's over a two-year line. So it's a regular revolving credit line, but it's out there. The maturity date is well over two years. We have plenty of flexibility in the near term, and that's our plan.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. And just kind of further on the real estate side, I mean, is there any kind of rough figure that might be in the range you can give us for those?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think on the sites that we have listed for sale, it's probably somewhere between a $5 million to $10 million range of those, of excess facilities that we have out there.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay. And then, just on the covered solutions that you have there, I mean, any kind of insights you can give us there, why that seems to be pretty low again, is that just even getting hit more, harder or incremental to this downturn?

Ron Buschur - Powerwave Technologies - President, CEO

No. I think what you'll see, Ken, is a lot of it as we talked about in the past, does -- we recognize the revenue base on completion, and I think, you'll see, as we move forward, that that will start moving up again. It just depends on where we are in the cycles. I mean, it will continue to be a cyclical type of business from a revenue recognition going forward as well.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay, and then kind of lastly from me, the antenna solutions kind of stays at a lower level. You guys were clear running a lot higher than that in the last couple of years. Do you expect to get to those more historical levels in the later 2009 time frame?

Ron Buschur - Powerwave Technologies - President, CEO

Yes. That's an area that I'd certainly like to see a little bit of improvement. If you go back and look at Q3 and Q4 of last year, or even Q2, you can see that we had some pretty improved sales levels in that product segment, and as some of the network operators stopped expanding the networks and the credit became an issue, that impacted the direct operator sales with antenna products and solutions.

So as we turn through this crisis, I do think we're going to see an improvement there, and that's certainly going to be an emphasis that we're going to have on the sales organization internally as well. That area is an area that I think you'll see improvement.

Ken Muth - Robert W. Baird & Co. - Analyst

Okay, great. Thank you.

Operator

Your next question comes from the line of Mr. James Faucette with Pacific Crest. Please proceed, sir.

Nathan Johnsen - Pacific Crest Securities - Analyst

Hi. This is Nathan Johnsen calling in for James. I was wondering if we could come back to China. As highlighted that as a strength in the quarter.

I was wondering, with the visibility that you have, what you expect in terms of linearity sort of throughout the rest of the year? Do you guys believe that deployment schedules have been able to keep up with the amount of purchasing they've been doing?

Do you guys expect any sort of pause in purchases by the carriers after some of these May deployments? Just wanted to get your insight there. And then, secondly, what you guys felt in terms of current levels of inventory at your key customers and how they compare to historical?

Ron Buschur - Powerwave Technologies - President, CEO

I guess looking at the visibility going forward, I don't believe that it was just a May deployment that they're willing to continue to build out. But with that said, we certainly don't have the rest of the year visibility from these operators in China as well and what their plans are. So to answer your linearity question, it's a little bit tricky at this point.

But I certainly do see that there's some strong demand still being driven in that region yet this quarter. And as we go forward, it depends on how quick that they can continue to deploy. But I don't believe, at least from the information that I have right now, that there's any concerns about the deployment of the hardware actually being deployed into the sites.

Looking at the inventory levels within the OEMs and the network operators, I see nothing of significant quantities sitting within any of their hubs or within their systems that we have an exposure to or we can see today. So I don't believe that there's any concern with that.

In fact, I would say we probably as an industry managed that correctly here during this downturn for the first time, at least since I've been in this industry.

Nathan Johnsen - Pacific Crest Securities - Analyst

Great. That was very helpful. Thank you.

Operator

(Operator Instructions) Your next question comes from the line of Mr. [Philip Grass] with Symphony Asset Management. Please proceed, sir.

Philip Grass - Symphony Asset Management - Analyst

My questions were answered. Thank you.

Operator

Okay. Your next question comes from the line of Mr. Amir Rozwadowski with Barclays Capital. Please proceed.

Amir Rozwadowski - Barclays Capital - Analyst

Thank you very much. Good afternoon, Ron and Kevin.

Ron Buschur - Powerwave Technologies - President, CEO

Hi, Amir. How are you?

Amir Rozwadowski - Barclays Capital - Analyst

Doing well. Just a question around Europe and some of the trends you folks are seeing there. Can we dig a little bit in terms of color in terms of what the purchasing environment is there? Are there issues around FX that have been really particularly poignant within that region, or how should we think about things from that perspective?

Ron Buschur - Powerwave Technologies - President, CEO

Well, I think that's a good observation. Certainly in Eastern Europe and Russia, obviously, there is a real issue around credit and the effect of the FX. That's really hindered their ability to spend. Looking at some of the other regions, I think that they've just pulled back and maybe have been a little bit more prudent and maybe more conservative in what they're planning on doing as far as rollouts.

Keep in mind, those networks are just a little bit more advanced from a technology perspective in a timing scale than if you compare it to maybe North America or other parts of the world today. So they may be just ahead of the curve on their rollouts, but I do believe that sooner or later, they are going to be in a position where they need to upgrade and start looking at upgrading and spending in these networks.

Amir Rozwadowski - Barclays Capital - Analyst

That's helpful. And then, Kevin, if I may, it seems as though you folks have been fairly strong in terms of the execution in terms of the OpEx reductions. How should we think about sort of that trajectory? You've sort of gotten to that mid-30s level, at least approaching it quite quickly here. How should we think about that sort of trajectory? Should we think of that as stable at the moment?

Kevin Michaels - Powerwave Technologies - CFO

Well, I think we've got a little bit further to go. But that's our target right now. So from a forecast standpoint, I'd kind of look at that as stable for the second half of the year. We've still got a little bit of reduction to go. But that's our plan. Our goal is to get to that number and to kind of maintain stability there in spite of revenue fluctuations. That's what we're driving for.

Ron Buschur - Powerwave Technologies - President, CEO

And I think the other key, as Kevin had outlined earlier, even with the environment and maybe the signs that the environment are improving and as we start ramping up production, we still believe we're staffed appropriately and we have the cost structure that we've been targeting now for the last two years in place within this Company to grow the business, to service our customers, and continue to provide the leading edge technology products in the market place.

So we haven't sacrificed our future or the ability to meet or exceed the customer's expectations.

Amir Rozwadowski - Barclays Capital - Analyst

Thank you very much for the incremental color, gentlemen.

Kevin Michaels - Powerwave Technologies - CFO

Thank you.

Operator

At this time, you have no further questions. I would now like to turn the call over to Mr. Ronald Buschur for closing remarks. Please proceed, sir.

Ron Buschur - Powerwave Technologies - President, CEO

I want to thank everyone for joining us today and your continued interest in Powerwave Technologies. We look forward to sharing with you our results for the second quarter of 2009.

Operator

Thank you for your participation in today's conference. This concludes the presentation. You may now disconnect. Have a great day.

Disclaimer

Thomson Financial reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes.

In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies mayindicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized.

THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON FINANCIAL OR THE APPLICABLE COMPANY OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS.

© 2005, Thomson StreetEvents All Rights Reserved.